As filed with the Securities and Exchange Commission on July 22, 2022

Registration Nos. 333-236686

333-209481

333-172315

333-123099

333-92412

033-67474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236686

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-209481

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172315

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-123099

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92412

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 033-67474

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sanderson Farms, Inc.

(Exact name of registrant as specified in its charter)

MISSISSIPPI	64-0615843
(State of other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 Flynt Road Laurel, Mississippi	39443
(Address of principal executive offices)	(Zip Code)

Sanderson Farms, Inc. and Affiliates

Stock Incentive Plan

&

Sanderson Farms, Inc. and Affiliates Stock Option Plan

(Full title of the plan)

Jeremy V. Kilburn

Vice President, General Counsel & Secretary

4110 Continental Drive

Oakwood, GA 30566

770-297-3402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven J. Williams Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Ethan A. Klingsberg & Paul K. Humphreys Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue, 31st Floor New York, NY 10022 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Sanderson Farms, Inc., a Mississippi business corporation (the “Registrant”):

•

Registration Statement No. 333-236686, filed on February 27, 2020, registering 600,000 shares of common stock, par value $1.00 per share, of the Company ( the “Common Stock”) under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan.

•	Registration Statement No. 333-209481, filed on February 11, 2016, registering 700,000 shares of Common Stock under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan.

•	Registration Statement No. 333-172315, filed on February17, 2011, registering 1,250,000 shares of Common Stock under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan.

•	Registration Statement No. 333-123099, filed on March 2, 2005, registering 2,250,000 shares of Common Stock under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan.

•	Registration Statement No. 333-92412, filed on July 15, 2002, registering 750,000 shares of Common Stock under the Sanderson Farms, Inc. and Affiliates Stock Option Plan.

•

Registration Statement No. 033-67474, filed on August 16, 1993, registering 750,000 shares of Common Stock under the Sanderson Farms, Inc. and Affiliates Stock Option Plan, as amended by Amendment No.1 on June 19, 1997.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 8, 2021, Walnut Sycamore Holdings LLC, a Delaware limited liability company (“Parent”), Sycamore Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), the Registrant and solely for purposes of certain provisions specified therein, Wayne Farms LLC, a Delaware limited liability company (“Wayne Farms”), Merger Sub merged with and into the Registrant (the “Merger”) on July 22, 2022, with the Registrant continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurel, State of Mississippi, on July 22, 2022.

SANDERSON FARMS, INC.

By:	/s/ Jeremy V. Kilburn
	Name:	Jeremy V. Kilburn
	Title:	Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.